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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                     ATLANTIC PREMIUM BRANDS, LTD. ANNOUNCES
                        STOCK REPURCHASE PROGRAM AND THE
                            RESIGNATION OF A DIRECTOR

         Northbrook, Illinois, July 12, 2000 - Atlantic Premium Brands, Ltd. (AMEX: ABR) announced today that its Board of Directors has authorized the purchase of up to $400,000 of the company's common stock. Purchases will be made from time to time in the open market or in privately negotiated transactions as market conditions warrant. The stock repurchase program will expire on November 15, 2000.

         Alan F. Sussna, President and Chief Executive Officer of Atlantic Premium Brands, Ltd., stated, "We believe in our strategy and in our ability to execute it in a timely manner. As a result, we think that buying back Atlantic Premium Brands, Ltd. common stock is an excellent investment for our shareholders."

         In a separate announcement, Atlantic Premium Brands, Ltd. announced the resignation, effective as of June 29, 2000, of Mr. Rick Inatome from its Board of Directors. Mr. Inatome requested that the Company accept his resignation due too the increasing demands of his responsibilities in California as President and Chief Executive Officer of ZapMe! Corporation.

         Alan F. Sussna, President and Chief Executive Officer of Atlantic Premium Brands, Ltd., commented, "We are truly sorry to accept Rick Inatomes' resignation, but we understand his personal decision and wish him the best of luck. Rick has been a highly valued colleague and strategic mentor."

         Atlantic Premium Brands, Ltd., through its operations in Texas, Louisiana, Kentucky and Oklahoma, manufactures, markets and distributes food products for customers in a twelve-state region. Through its operations, the Company markets and distributes its own branded processed food products under brand names including J.C.Potter, Blue Ribbon, Richard's, Grogan's Farm, Carlton, Partin's Country Sausage, Texas Traditions, Favorite Country Recipes and Cajun Favorites.

         Atlantic Premium Brands, Ltd. wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release contains forward-looking information, describes the Company's belief concerning future business conditions, and the outlook of the Company based on currently available information. Whenever possible, the Company has identified these "forward looking" statements by words such as "think", "ability to" "believe", and similar expressions. These forward looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed in these statements. These risks and uncertainties include the following: risks associated with acquisitions including the integration of acquired businesses, new product development and other aspects of the Company's business strategy; uncertainty as to evolving consumer preferences; customer and supplier concentration; the impact of competition; and sensitivity to such factors as weather and raw material costs. Readers are encouraged to read The Company's Annual Report on Form 10-K, its Current Report on Form 8-K dated June 4, 1997 and other reports filed with the Securities and Exchange Commission for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.